UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Seer, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of the Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 13, 2026, the following email was distributed to employees of Seer, Inc.

Hi Seer Team,

I want to reach out and share a brief update on our company. As you may have seen, two of our stockholders, Bradley L. Radoff and Michael Torok, acting together as an entity called the Radoff-JEC Group, issued a press release announcing a highly contingent, non-binding and unsolicited proposal to acquire all outstanding shares of Seer’s Class A common stock.

Consistent with its fiduciary duties and in consultation with our independent financial and legal advisors, the Board of Directors will carefully review the proposal and determine the course of action that’s in the best interest of the Company and our stockholders. The Board will announce its decision in due course.

The Radoff-JEC Group also nominated three director candidates to stand for election to our Board at our 2026 Annual Meeting of Stockholders. The Corporate Governance and Nominating Committee of our Board will consider the Radoff-JEC Group’s nominees in accordance with the Company’s bylaws. The Board will present its formal recommendation regarding the Radoff-JEC Group’s nominations in the Company’s proxy statement.

It is important for you to know we have a team focused on managing this matter, and the best thing that you can do is remain focused on your day-to-day responsibilities. As we’ve made clear before, we believe that there is significant opportunity ahead as we grow our platform and continue to advance our mission. We have a comprehensive platform of products and services that now represent the state-of-the-art in scalable, unbiased proteomics.

In short, it remains business as usual for all of us at Seer – we’re relying on you to continue the important work underway to support the scientific community with tools that help them achieve exceptional outcomes. The Board and management team will continue to do our part and take actions that we believe are in the best interests of the Company and all stakeholders.

As a reminder, it is important that we speak with one voice. If you receive any media inquiries regarding this matter, please forward them to Patrick Schmidt at pr@seer.bio. Investor or other third party inquiries should be sent to investor@seer.bio.

Thank you again for your ongoing commitment to Seer.

Sincerely,

Omid

Additional Information and Where to Find It

Seer, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with Seer’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Seer plans to file a proxy statement (the “2026 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Omid Farokhzad, Meeta Gulyani, Robert Langer, Terrance McGuire, Deep Nishar, Isaac Ro and Nicolas Roelofs, all of whom are members of Seer’s board of directors, and David Horn, Seer’s president and chief financial officer, are participants in Seer’s solicitation. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2026 Proxy Statement and other relevant documents to be filed by Seer with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in Seer’s definitive proxy statement for its 2025 Annual Meeting of Stockholders (the “2025 Proxy Statement”), which was filed with the SEC on May 28, 2025, and is available here. Particular attention is directed to the sections of the 2025 Proxy Statement captioned “Board of Directors and Corporate Governance,” “Executive Compensation,” “Named Executive Officer Compensation Overview,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships, Related Party and Other Transactions.” To the extent that holdings of such participants in Seer’s securities have changed since the amounts printed in the 2025 Proxy Statement, such changes have been reflected on the following filings: for Mr. Farokhzad, on May 22, 2025, August 21, 2025, November 21, 2025, December 11, 2025, February 5, 2026, and February 19, 2026; for Ms. Gulyani, on July 9, 2025; for Mr. Langer, on July 9, 2025; for Mr. McGuire, on July 9, 2025 and December 11, 2025; for Mr. Nishar, on June 16, 2025 and July 9, 2025; for Mr. Ro, on September 3, 2025; for Mr. Roelofs, on July 9, 2025; and for Mr. Horn, on May 22, 2025; August 21, 2025; November 21, 2025, February 5, 2026, and February 19, 2026.

Promptly after filing its definitive 2026 Proxy Statement with the SEC, Seer will mail the definitive 2026 Proxy Statement and a BLUE proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2026 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT SEER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, Seer’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting at the SEC’s website, which is located here. Copies of Seer’s definitive 2026 Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Seer with the SEC in connection with the Annual Meeting will also be available, free of charge, at Seer’s website, which is located here, or by writing to Investor Relations, Seer, Inc., 3800 Bridge Parkway, Suite 102, Redwood City, CA 94065.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the actions to be taken by the Board. These and other risks are described more fully in Seer’s filings with the SEC and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.